As Filed with the Securities and Exchange Commission on March 26, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCCIDENTAL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4035997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Greenway Plaza, Suite 110
Houston, Texas 77046
(Address of principal executive offices, including zip code)

Occidental Petroleum Corporation Savings Plan
(Full title of the plan)

Marcia E. Backus
Senior Vice President, General Counsel and Chief Compliance Officer
5 Greenway Plaza, Suite 110
Houston, Texas 77046
(Name and address of agent for service)

(713) 215-7000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.20 par value	5,000,000	$9.88	$49,400,000.00	$6,412.12
Interests in the Occidental Petroleum Corporation Savings Plan	(3)	—	—	(4)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock (as defined below) registered hereby pursuant to the Occidental Petroleum Corporation Savings Plan, as amended from time to time (the “Savings Plan”), is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on $9.88, which was the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on March 23, 2020.

(3)	Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also registers an indeterminate amount of interests to be offered or sold pursuant to the Savings Plan.

(4)	Pursuant to Rule 457(h)(2) under the Securities Act, no separate registration fee is required to register the interests in the Savings Plan.

EXPLANATORY NOTE

Occidental Petroleum Corporation (“Occidental”) is filing this registration statement pursuant to General Instruction E of Form S-8 (this “Registration Statement”) for the purpose of registering an additional 5,000,000 shares of common stock, par value $0.20 per share, of Occidental (“Common Stock”) that may be issued under the Savings Plan and an indeterminate amount of interests in the Savings Plan. Except as otherwise set forth below, the contents of the Registration Statement on Form S-8 (File No. 333-83124), filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2002, is incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability and in view of all of the circumstances of the case.

Occidental has adopted provisions in its By-laws, which provide that it will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by Occidental or in its right, by reason of the fact that such person is or was Occidental’s director, officer, employee or agent, or, while such person is or was a director, officer, employee or agent of Occidental, is or was serving at Occidental’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Occidental’s By-laws, as amended, further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of that person.

Occidental’s restated certificate of incorporation, as amended, provides that, consistent with Section 102(b)(7) of the DGCL, no director shall be liable to Occidental or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to Occidental or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;

●	under Section 174 of the DGCL; or

●	for any transaction from which a director derived an improper benefit.

Occidental maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

Occidental also entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that Occidental will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of Occidental with the SEC, each of the following exhibits is filed herewith:

Exhibit No.		Description

4.1*	—
Restated Certificate of Incorporation of Occidental, dated November 12, 1999, and Certificates of Amendment thereto dated May 5, 2006, May 1, 2009, and May 2, 2014 (filed as Exhibit 4.1 to the Registration Statement on Form S-8 of Occidental dated May 1, 2015, File No. 333-203801).

4.2*	—
Certificate of Change of Location of Registered Office and of Registered Agent, dated July 6, 2001 (filed as Exhibit 3.1(i) to the Registration Statement on Form S-3 of Occidental dated February 6, 2002, File No. 333-82246).

4.3*	—	Amended and Restated By-laws of Occidental Petroleum Corporation as of March 25, 2020 (filed as Exhibit 3.1 to the Current Report on Form 8-K of Occidental filed on March 25, 2020, File No. 1-9210).

4.4*	—
Certificate of Designations with respect to the Cumulative Perpetual Preferred Stock, Series A (filed as Exhibit 3.1 to the Current Report on Form 8-K of Occidental dated August 8, 2019, File No. 1-9210).

4.5*	—
Certificate of Designations with respect to the Junior Participating Preferred Stock, Series B (filed as Exhibit 3.1 to the Current Report on Form 8-K of Occidental dated March 13, 2020, File No. 1-09210).

4.6*	—
Rights Agreement, dated as of March 12, 2020, between Occidental Petroleum Corporation and Equiniti Trust Company, as Rights Agent (filed as Exhibit 4.1 to the Current Report on Form 8-K of Occidental dated March 13, 2020, File No. 1-09210).

4.7	—	Occidental Petroleum Corporation Savings Plan, Amended and Restated as of March 25, 2020.

5.1	—	Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the shares being registered.

23.1	—	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	—	Consent of Ryder Scott Company, Independent Petroleum Engineers.

23.3	—	Consent of Miller and Lents, Independent Petroleum Engineers.

23.4	—	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1 hereto).

24.1	—	Power of Attorney (included on the signature page hereto).

*	Incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, Occidental certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on March 26, 2020.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Vicki Hollub
Name:	Vicki Hollub
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, the Administrative Committee of the Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, in the State of Texas on March 26, 2020.

OCCIDENTAL PETROLEUM CORPORATION SAVINGS PLAN

By:	/s/ Darin S. Moss
Name:	Darin S. Moss
Title:	Chairman, OPC Pension and Retirement Plan Administrative Committee

POWER OF ATTORNEY

Each person whose signature appears below appoints Vicki Hollub and Marcia E. Backus, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Vicki Hollub	President, Chief Executive Officer and Director	March 26, 2020
Vicki Hollub	(Principal Executive Officer)

/s/ Cedric W. Burgher	Senior Vice President and Chief Financial Officer	March 26, 2020
Cedric W. Burgher	(Principal Financial Officer)

/s/ Christopher O. Champion	Vice President, Chief Accounting Officer	March 26, 2020
Christopher O. Champion	and Controller

/s/ Spencer Abraham	Director	March 26, 2020
Spencer Abraham

/s/ Eugene L. Batchelder	Director	March 26, 2020
Eugene L. Batchelder

/s/ Stephen I. Chazen	Chairman of the Board of Directors	March 26, 2020
Stephen I. Chazen

/s/ Margaret M. Foran	Director	March 26, 2020
Margaret M. Foran

/s/ Andrew F. Gould	Director	March 26, 2020
Andrew F. Gould

/s/ Carlos M. Gutierrez	Director	March 26, 2020
Carlos M. Gutierrez

/s/ William R. Klesse	Director	March 26, 2020
William R. Klesse

/s/ Jack B. Moore	Director	March 26, 2020
Jack B. Moore

/s/ Avedick B. Poladian	Director	March 26, 2020
Avedick B. Poladian

/s/ Robert M. Shearer	Director	March 26, 2020
Robert M. Shearer

/s/ Elisse B. Walter	Director	March 26, 2020
Elisse B. Walter